EXHIBIT 99.3

Bioglan Pharmaceutical Operations of Quintiles Transnational Corp.
Financial Statements

Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

CONTENTS

Page(s)

Reports of Independent Auditors	1- 2

Financial Statements

Balance Sheets	3

Statements of Operations	4

Statements of Entity Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7 - 20

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

Report of Independent Auditors

To the Board of Directors and Shareholders of Quintiles Transnational Corp.:

In our opinion, the accompanying balance sheets and the related statements of operations, of entity equity and of cash flows present fairly, in all material respects, the financial position of the Bioglan Pharmaceutical Operations (the “Entity”) of Quintiles Transnational Corp. (“Quintiles”) at August 10, 2004 and December 31, 2003 and the results of its operations and its cash flows for the periods from January 1, 2004 through August 10, 2004 and September 26, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Entity was part of Quintiles and consequently, as discussed in Notes A.1 and A.2, these financial statements have been derived from the accounting records of Quintiles and reflect certain assumptions and allocations. Moreover, as discussed in Note A.2, the Entity relied on Quintiles for certain administrative, management and other services. Accordingly, these financial statements do not necessarily reflect the financial position, results of operations and cash flows of the Entity had it been a separate stand-alone entity.

/s/ PricewaterhouseCoopers LLP

September 21, 2004

1

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

Report of Independent Auditors

To the Board of Directors and Shareholders of Quintiles Transnational Corp.:

In our opinion, the accompanying statements of operations, of entity equity and of cash flows present fairly, in all material respects, the results of the operations and cash flows of the Bioglan Pharmaceutical Operations (the “Entity”) of Quintiles Transnational Corp. (“Quintiles”) for the periods from January 1, 2003 through September 25, 2003, and March 22, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Entity’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Entity was part of Quintiles and consequently, as discussed in Notes A.1 and A.2, these financial statements have been derived from the accounting records of Quintiles and reflect certain assumptions and allocations. Moreover, as discussed in Note A.2, the Entity relied on Quintiles for certain administrative, management and other services. Accordingly, these financial statements do not necessarily reflect the results of operations and cash flows of the Entity had it been a separate stand-alone entity.

/s/ PricewaterhouseCoopers LLP

July 16, 2004

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Bioglan Pharmaceutical Operations of Quintiles Transnational Corp.

BALANCE SHEETS

	August 10, 2004	December 31, 2003
	Successor	Successor
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 466,612	$ 1,540,721
Accounts receivable - net of allowances	1,555,052	4,469,781
Prepaid and other assets	384,707	566,570
Inventories	6,052,877	3,880,399

Total current assets	8,459,248	10,457,471
Property and equipment, net	642,614	879,639
Goodwill	530,458	530,458
Intangible assets, net	72,792,595	78,651,624
Other assets	5,477	5,604

Total Assets	$ 82,430,392	$ 90,524,796

LIABILITIES AND ENTITY EQUITY
CURRENT LIABILITIES
Accounts payable	$ 667,414	$ 1,413,435
Accrued expenses	3,922,955	5,536,313
Capital lease obligations, current portion	16,667	16,667

Total current liabilities	4,607,036	6,966,415
LONG-TERM LIABILITIES
Capital lease obligations, less current portion	31,166	41,218
Due to affiliates	12,226,573	22,767,167
COMMITMENTS AND CONTINGENCIES
ENTITY EQUITY
Contributed capital	49,685,601	49,685,601
Accumulated other comprehensive income	2,160,384	3,706,976
Retained earnings	13,719,632	7,357,419

	65,565,617	60,749,996

Total Liabilities and Entity Equity	$ 82,430,392	$ 90,524,796

The accompanying notes are an integral part of these financial statements.

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Bioglan Pharmaceutical Operations of Quintiles Transnational Corp.

STATEMENTS OF OPERATIONS

	January 1, 2004 through August 10, 2004	September 26, 2003 through December 31, 2003	January 1, 2003 through September 25, 2003	March 22, 2002 through December 31, 2002
	Successor	Successor	Predecessor	Predecessor
Net sales	$38,217,843	$18,901,495	$33,892,244	$22,269,207

Cost of sales, exclusive of depreciation and amortization	9,515,823	4,768,935	8,157,837	6,176,417
Selling, general and administrative expenses	14,747,633	6,355,473	15,786,603	12,857,738
Management fee and cost share fee	303,656	124,456	349,297	285,303
Depreciation and amortization	4,318,409	2,584,036	4,392,194	2,540,590

Total cost of sales and operating expenses	28,885,521	13,832,900	28,685,931	21,860,048

Income from operations	9,332,322	5,068,595	5,206,313	409,159

Interest expense (income), net	277,353	118,150	63,494	(5,255)
Foreign currency loss (gain)	1,204,862	(3,265,609)	(62,830)	28,196

Other expense (income), net	1,482,215	(3,147,459)	664	22,941

Income before income tax expense	7,850,107	8,216,054	5,205,649	386,218
Income tax expense	1,487,894	858,635	786,725	246,327

NET INCOME	$ 6,362,213	$7,357,419	$ 4,418,924	$ 139,891

The accompanying notes are an integral part of these financial statements.

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Bioglan Pharmaceutical Operations of Quintiles Transnational Corp.

STATEMENTS OF ENTITY EQUITY

	Contributed Capital	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income	Total
Predecessor: Balance at March 22, 2002	$ —	$ —		$ —	$ —
Capital contribution	28,316,485	—		—	28,316,485
Net income	—	139,891	$ 139,891	—	139,891
Foreign currency adjustment	—	—	1,065,304	1,065,304	1,065,304

Comprehensive income from March 22, 2002 through December 31, 2002	—	—	$ 1,205,195	—	—

Balance at December 31, 2002	28,316,485	139,891		1,065,304	29,521,680
Capital contribution	154,470	—		—	154,470
Net income	—	4,418,924	$ 4, 418,924	—	4, 418,924
Foreign currency adjustment	—	—	3,751,275	3,751,275	3,751,275

Comprehensive income from January 1, 2003 through September 25, 2003	—	—	$ 8,170,199	—	—

Balance at September 25, 2003	$28,470,955	$ 4,558,815		$ 4,816,579	$ 37,846,349

Successor:
Balance at September 26, 2003	$ —	$ —		$ —	$ —
Capital contribution	49,685,601	—		—	49,685,601
Net income	—	7,357,419	$ 7,357,419	—	7,357,419
Foreign currency adjustment	—	—	3,706,976	3,706,976	3,706,976

Comprehensive income from September 26, 2003 through December 31, 2003	—	—	$ 11,064,395	—	—

Balance at December 31, 2003	49,685,601	7,357,419		3,706,976	60,749,996
Net income	—	6,362,213	$ 6,362,213	—	6,362,213
Foreign currency adjustment	—	—	(1,546,592)	(1,546,592)	(1,546,592)

Comprehensive income from January 1, 2004 through August 10, 2004	—	—	$ 15,880,016	—	—

Balance at August 10, 2004	$49,685,601	$ 13,719,632		$ 2,160,384	$ 65,565,617

The accompanying notes are an integral part of these financial statements.

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Bioglan Pharmaceutical Operations of Quintiles Transnational Corp.

STATEMENTS OF CASH FLOWS

	January 1, 2004 through August 10, 2004	September 26, 2003 through December 31, 2003	January 1, 2003 through September 25, 2003	March 22, 2002 through December 31, 2002
	Successor	Successor	Predecessor	Predecessor
Cash flows from operating activities:
Net income	$ 6,362,213	$ 7,357,419	$ 4,418,924	$ 139,891
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	236,093	100,697	208,237	205,016
Amortization	4,082,316	2,483,339	4,183,957	2,335,574
Loss on disposal	21,832	—	—	—
Allowance for doubtful accounts	—	—	24,175	50,745
Changes in operating assets and liabilities:
Accounts receivable	2,914,729	(2,401,092)	2,365,439	154,216
Inventories	(2,172,478)	1,966,555	(3,733,242)	(157,991)
Prepaid expenses and other assets	181,991	(145,470)	114,653	(184,752)
Accounts payable	(746,021)	1,000,930	(936,712)	580,845
Accrued expenses and other payables	(1,613,359)	1,760,881	(2,976,960)	602,375

Net cash provided by operating activities	9,267,316	12,123,259	3,668,471	3,725,919

Cash flows from investing activities:
Purchase of property and equipment	(20,900)	(76,334)	(513,494)	(218,115)
Acquisition of trademarks, licenses, etc.	—	—	—	(28,525,725)

Net cash (used in) investing activities	(20,900)	(76,334)	(513,494)	(28,743,840)

Cash flows from financing activities:
Receipt of capital contributions	—	—	154,470	28,316,484
Payments to affiliate	(10,294,169)	(10,856,463)	(3,024,294)	(3,270,036)
Repayments of capital lease obligations	(10,052)	(6,395)	(845)	—

Net cash (used in) provided by financing activities	(10,304,221)	(10,862,858)	(2,870,669)	25,046,448

Effect of foreign currency exchange rate changes on cash	(16,304)	20,988	22,235	596
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,074,109)	1,205,055	306,543	29,123
Cash and cash equivalents at beginning of period	1,540,721	335,666	29,123	—

Cash and cash equivalents at end of period	$ 466,612	$ 1,540,721	$ 335,666	$ 29,123

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$ —	$ —	$ —	$ —
Income taxes	$ —	$ —	$ —	$ —
Non-cash Investing and Financing Activities:
Push down of goodwill and other intangibles	$ —	$ 11,839,252	$ —	$ —
Acquisition of property and equipment under capital leases	$ —	$ 34,699	$ 30,426	$ —

The accompanying notes are an integral part of these financial statements.

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

NOTE A – ORGANIZATION, NATURE OF ENTITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. The Entity

The primary business activity of the Bioglan Pharmaceutical Operations of Quintiles Transnational Corp. is the marketing of various dermatology pharmaceutical products, which have been primarily acquired through the purchase or license of trademark rights and patents. These operations are a combination of Quintiles Transnational Corp.’s wholly-owned subsidiary, Bioglan Pharmaceuticals Company, and certain activities conducted at Quintiles Transnational Corp.’s wholly-owned subsidiaries in Ireland and Bermuda (collectively referred to as “Bioglan” or the “Entity”).

On August 10, 2004, Quintiles Transnational Corp. (the “Parent”) sold the assets of the Entity to Bradley Pharmaceuticals, Inc. (“Bradley”) for a purchase price of approximately $183 million in cash, plus direct costs for transferred inventory. Under the purchase agreement, Bradley will acquire the Entity’s interests in the dermatology products on the market in the United States, including Solaraze® (diclofenac sodium) Gel, ADOXA® (doxycycline), Zonalon® (doxepin hydrochloride), and Tx Systems®.

A summary of the significant accounting policies of the Entity applied in the preparation of the accompanying financial statements follows:

2. Basis of Presentation

The financial statements for the Entity include the accounts of Bioglan Pharmaceuticals Company and certain accounts from Quintiles Bermuda, Inc. and Bioglan Dublin, Ltd. (a foreign sales corporation). The business units in the preceding sentence are wholly-owned subsidiaries of the Parent. All inter-entity transactions have been eliminated.

The accompanying financial statements present on a historical basis the financial position, results of operations, changes in equity and cash flows for all periods presented and reflect the “carve out” of the Entity from the consolidated financial statements of Quintiles Transnational Corp.

Certain prior period amounts have been reclassified to conform with the current year presentation.

Transfers of operating funds between the Entity, the Parent and the Parent’s various business units occur primarily on a noninterest-bearing basis, with the net amount of these transfers reflected as due to affiliates in the accompanying financial statements. The net balance in due to affiliates at August 10, 2004 and December 31, 2003 of $12,226,573 and $22,767,167, respectively, is classified as a due to affiliates in the accompanying balance sheets. At August 10, 2004 and December 31, 2003, the Entity has an intercompany note payable denominated in Canadian dollars totaling C$20,000,000 (US$15,298,000 at August 10, 2004 and US$15,454,000 at December 31, 2003) with an annual interest rate of 3% and another note, which is non-interest bearing, denominated in Singapore dollars totaling S$50,446,920 (US$29,440,823 at August 10, 2004 and US$29,617,387 at December 31, 2003). These amounts are included in the due to affiliates caption in the accompanying balance sheets.

The Parent performed certain limited services and incurred certain costs for the Entity. Services provided include business development, marketing, finance, and human resources. The costs of the services provided by the Parent have been allocated to the Entity based upon the ratio of net sales of the Entity to the total of the Parent’s consolidated net revenues for certain costs and based upon the Entity’s headcount to the Parent’s consolidated headcount for others. Costs allocated to the Entity for these services are included in the management fee and cost share fee caption in the accompanying statements of operations. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, expenses allocated to the Entity are not necessarily indicative of the expenses that would have been incurred on a stand alone basis nor are they indicative of costs that may be charged or incurred in the future.

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

On September 25, 2003 the Entity’s Parent completed a merger transaction pursuant to which the Parent was acquired by a subsidiary of a newly formed holding company, Pharma Services Holding, Inc. (“Pharma Services”). Pharma Services accounted for the transaction using the purchase method of accounting and therefore allocated the purchase price to the fair values of the Parent’s assets and liabilities on the date of purchase. The purchase accounting related to the September 2003 transaction has been pushed down to the Entity’s separate financial statements. Accordingly, as of September 26, 2003, the Entity has been presented on an entirely new basis of accounting, the Entity’s operations have been identified as predecessor and successor and, where appropriate, separated with a vertical black line.

3. Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and net sales and expenses during the reporting period. Actual results could differ from those estimates. Some of the more significant estimates for the Entity’s financial statements relate to chargebacks, rebates, discounts and returns, and the determination of useful lives of intangible assets.

4. Fair Value of Financial Instruments

The carrying value of cash equivalents, accounts receivable, accounts payable and accrued expenses at August 10, 2004 and December 31, 2003 approximate their fair value due to the short-term nature of these items.

5. Cash and Cash Equivalents

The Entity considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash is comprised of funds held in accounts at commercial banks.

6. Accounts Receivable and Significant Customers

The Entity extends credit on an uncollateralized basis primarily to wholesale drug distributors. Historically, the Entity has not experienced significant credit losses related to its customer accounts. The Entity’s two largest customers accounted for an aggregate of approximately 79% and 85% of accounts receivable at August 10, 2004 and December 31, 2003, respectively. On August 10, 2004, Customer A owed approximately $760,341 to the Entity or 41% of accounts receivable and Customer B owed approximately $693,228 to the Entity or 38% of accounts receivable. On December 31, 2003, Customer A owed approximately $2,717,450 to the Entity or 56% of accounts receivable and Customer B owed approximately $1,411,510 to the Entity or 29% of accounts receivable. The following table presents a summary of sales to significant customers as a percentage of the Entity’s net sales:

Customer	January 1, 2004 through August 10, 2004 Successor	September 26, 2003 through December 31, 2003 Successor	January 1, 2003 through September 25, 2003 Predecessor	March 22, 2002 through December 31, 2002 Predecessor
A	50%	36%	48%	35%
B	23%	46%	29%	31%
C	16%	5%	17%	18%

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

Supplemental information on the accounts receivable balances at August 10, 2004 and December 31, 2003 are as follows:

	August 10, 2004	December 31, 2003
Trade accounts receivable	$ 1,844,462	$ 4,873,404

Less allowances:
Chargebacks/Rebates	182,571	232,431
Discounts	32,564	96,272
Doubtful accounts	74,275	74,920

	289,410	403,623

Accounts receivable, net of allowances	$ 1,555,052	$4,469,781

Trade receivables consist of amounts receivable for sales of product primarily to wholesale customers.

7. Allowances for chargebacks, rebates, discounts and doubtful accounts

Chargebacks are based on the difference between the prices at which the Entity sells its products to wholesalers and the sales price ultimately paid by the end-user (often governmental agencies and managed care buying groups) pursuant to fixed price contracts. The Entity records an estimate of the amount to be charged back to the Entity at the time of sale to the wholesaler. Management estimates its allowances for chargebacks, based upon factors including current contract prices, historical chargeback rates and actual chargebacks claimed. The amount of actual chargebacks claimed may differ from the amounts accrued by the Entity.

The Entity establishes and maintains rebate allowances for amounts payable to managed care organizations and state Medicaid programs for the reimbursement of a portion of the retail price of prescriptions filled that are covered by the respective plans. The amounts estimated to be paid relating to products sold are recognized as revenue reductions on a quarterly basis based on the Entity’s best estimate of the expected prescription fill rate to these managed care patients using historical experience adjusted to reflect known changes in the factors that impact such allowances.

The Entity records an estimate of the prompt payment discount amount deducted from customer’s payments at the time of sale. Typically, the Entity offers a 2% discount based upon prompt customer payments. Management estimates its allowance for discounts, based upon historical discounts claimed. The amount of actual discounts claimed may differ from the amounts accrued by the Entity.

The Entity also maintains a provision for doubtful accounts, when the Entity believes the probability of collecting the accounts receivable is remote, based upon a specific analysis of the Entity’s accounts. The amount of actual customer defaults could differ (either higher or lower) from the amounts accrued by the Entity.

8. Inventories

The Entity purchases certain raw materials and packaging components from third-party manufacturing vendors. The Entity also utilizes third parties to manufacture and package finished goods held for sale. The Entity takes title to finished goods inventories once manufactured and warehouses such goods until final distribution and sale. Inventories are carried on the books at the lower of cost or market. The Entity provides a reserve for estimated obsolescence or unmarketable inventory, based on a specific identification method, in an amount equal to the cost of the inventory. The Entity uses the first-in-first-out method to remove costs from inventory.

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

Supplemental information on inventory balances at August 10, 2004 and December 31, 2003 are as follows:

	August 10, 2004	December 31, 2003

Finished goods	$ 6,173,713	$ 4,203,936
Raw materials	103,317	44,296
Inventory Reserve	(224,153)	(367,833)

Inventories, net	$ 6,052,877	$ 3,880,399

9. Property and Equipment

Property and equipment are carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to the Entity over their estimated service lives using the straight-line method over a period ranging from 3 to 10 years for equipment, 5 to 10 years for furniture and fixtures, 3 years for software, and over the shorter of the estimated service life or the lease term for leasehold improvements.

10. Intangible Assets

The Entity has identifiable intangible assets at August 10, 2004 and December 31, 2003 totaling $72,792,595 and $78,651,624, respectively. These assets represent product licenses and distribution rights and were created through the Parent’s acquisition of SkyePharma’s Solaraze® Gel skin treatment in 2001 and certain of the assets of Bioglan Pharma Inc. from Bioglan Plc in 2002. Further, when the Parent completed the transaction with Pharma Services, the Parent allocated the purchase price to the assets acquired and liabilities assumed based upon their respective fair values as determined by an independent third-party valuation firm as of the date of the acquisition. This allocation included the identifiable intangible assets of Bioglan. As a result, the identifiable intangible assets of Bioglan were increased by a net amount of $11,308,794. The Entity amortizes the intangible assets over the lives, ranging from 9 to 12 years, of these products. Further, the Parent allocated $530,458 of the goodwill resulting from the Pharma Services transaction (see Note A.2) to the Entity based upon the relative fair value of the Entity’s assets to the assets of the Parent’s reporting unit.

The Entity assesses the value of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable, and that there may have been an other than temporary decline in value. Some factors the Entity considers important which could trigger an impairment review include the following: (i) significant underperformance relative to expected historical or projected future operating results; (ii) significant changes in the manner of use of the acquired assets or the strategy for the Entity’s overall business; and (iii) significant negative industry or economic trends.

If the Entity were to determine that the carrying value of intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Entity would first perform an assessment of the asset’s recoverability based on expected undiscounted future net cash flow, and if the resulting amount is less than the asset’s value, the Entity would measure any other than temporary decline in value based on a projected discounted cash flow method using a discount rate determined by the Entity’s management to be commensurate with the risk inherent in the Entity’s current business model.

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

11. Accrued Expenses

Supplemental information on the accrued expenses at August 10, 2004 and December 31, 2003 are as follows:

	August 10, 2004	December 31, 2003
Accrued returns	$ 2,180,579	$ 2,000,000
Employee compensation	1,489,644	1,367,407
Royalties	104,423	1,263,506
Professional services	122,638	701,325
Other	25,671	204,075

Accrued expenses	$ 3,922,955	$ 5,536,313

12. Revenue Recognition

The Entity recognizes product sales when title passes to the customer upon their receipt of goods consistent with Securities Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.” Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products has occurred; (iii) the selling price is both fixed and determinable; and (iv) collectibility is reasonably probable. The Entity’s customers consist primarily of large pharmaceutical wholesalers who sell directly into the retail channel. Sales are net of allowances for estimated returns, chargebacks, rebates and discounts. The Entity is obligated to accept from customers the return of products that are nearing or have reached their expiration date. The Entity’s return policy typically allows customers to return products during an eighteen-month window beginning six months prior to the expiration date of each product and up to twelve months after the expiration date. The Entity believes that it has sufficient data to estimate future returns over the return time period at the time of sale. The Entity is required to estimate the level of sales which will ultimately be returned pursuant to the Entity’s return policy and record a related allowance at the time of sale. These amounts are deducted from the Entity’s gross sales to determine net sales. The Entity’s estimates take into consideration historical returns of a given product, product specific information provided by the Entity’s customers and information obtained regarding the levels of inventory being held by the Entity’s customers, as well as overall purchasing patterns by its customers. When the Entity lacks a sufficient historical basis to estimate return rates, the Entity recognizes net sales and the related cost of sales when it receives end-user prescription data from third-party providers. Although the Entity believes the product return allowances are adequate, if actual product returns exceed the Entity’s estimates, then results of operations could be adversely affected.

The Entity does not provide price protection to wholesale customers and the Entity typically permits product returns only if the product is damaged or if it is returned within six months prior to expiration and 12 months after expiration.

13. Risks, Uncertainties and Certain Concentrations

The Entity’s future financial results involve a number of risks and uncertainties. Factors that could affect the Entity’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, maintaining Adoxa(R) and SolarazeTM Gel sales levels, dependence on key personnel, government regulation, manufacturing disruptions, competition, reliance on certain customers and vendors, absence of redundant facilities, and credit risk.

The Entity is potentially subject to concentrations of credit risk, which consist principally of cash and cash equivalents, and trade accounts receivable. The cash and cash equivalent balances at August 10, 2004 and December 31, 2003 were principally held by one institution and are in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of August 10, 2004 and December 31, 2003, two wholesale customers accounted for $1,453,569 and $4,128,960 or 79% and 85%, respectively, of the gross accounts receivable balance.

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

The Entity maintains product liability insurance on its products. This insurance is in addition to required product liability insurance maintained by the manufacturers of the Entity’s products. The Entity believes that this amount of insurance coverage is adequate and reasonable, although the Entity cannot assure that product liability claims will not exceed that coverage. In addition, the Entity may not be able to maintain its liability insurance at reasonable premium rates, if at all. To date no product liability claim has been made against the Entity and the Entity is not aware of any pending or threatened claim.

All manufacturers, marketers, and distributors of human pharmaceutical products are subject to regulation by the United States Food and Drug Administration (“FDA”). New drugs are typically subject to an FDA-approved new drug application before being marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA’s regulatory discretion and/or enforcement policies. Any change in the FDA’s enforcement discretion and/or policies could alter the way the Entity conducts business and any such change could severely impact the Entity’s future profitability.

The Adoxa® and Solaraze® Gel product line accounted for approximately 91%, 89%, 89% and 73% of net sales for the periods from January 1, 2004 through August 10, 2004, September 26, 2003 through December 31, 2003, January 1, 2003 through September 25, 2003 and March 22, 2002 through December 31, 2002, respectively. Changes in the performance of the Entity’s Adoxa® and Solaraze® Gel product line, in particular, will have a material effect on the future of the Entity, including the risk of competing products being introduced into the market.

For the period January 1, 2004 through August 10, 2004, two vendors that manufacture and package products for the Entity individually accounted for approximately 54% and 36%, respectively, of the Entity’s cost of goods sold. For the periods January 1, 2003 through September 25, 2003 and September 26, 2003 through December 31, 2003, the same two vendors that manufacture and package products for the Entity individually accounted for approximately 58% and 31%, and 54% and 35%, respectively, of the Entity’s cost of goods sold. For the period from March 22, 2002 through December 31, 2002, the same two vendors individually accounted for approximately 46% and 34%, respectively, of the Entity’s cost of goods sold. No other vendor, packager or manufacturer accounted for more than 10% of the Entity’s cost of goods sold for the periods presented. The Entity currently has no manufacturing facilities of its own and, accordingly, is dependent upon maintaining its existing relationship with its vendors to avoid a disruption in the supply of products. There can be no assurance that the Entity would be able to replace its current vendors without any disruption to the Entity.

14. Income Taxes

Federal and state income taxes have been computed in the accompanying financial statements as if the Entity were a stand alone taxpayer.

All taxes are paid by the parent company and/or affiliate companies.

15. Advertising and Promotion

The Entity expenses advertising and promotion costs as incurred. Total advertising and promotion costs charged to expense amounted to approximately $3,609,247, $1,395,062, $4,191,556 and $2,747,061 for the periods from January 1, 2004 through August 10, 2004, September 26, 2003 through December 31, 2003, January 1, 2003 through September 25, 2003 and March 22, 2002 through December 31, 2002, respectively.

16. Shipping and Handling Costs

The Entity expenses shipping and handling costs as incurred. Shipping and handling costs charged to cost of sales amounted to $128,868, $49,936, $162,533 and $109,554 for the periods from January 1, 2004

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

through August 10, 2004, September 26, 2003 through December 31, 2003, January 1, 2003 through September 25, 2003 and March 22, 2002 through December 31, 2002, respectively.

17. Stock Based Compensation

The Entity has historically participated in the Parent’s stock option plans to provide incentive compensation to eligible employees, officers and directors in the form of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. These plans provided certain employees with options to purchase shares of common stock of the Parent. The Parent’s Board of Directors determined the option price (not to be less than fair market value for incentive options) at the date of grant. Options, particularly those assumed or exchanged as a result of acquisitions, had various vesting schedules and terms. The majority of options granted under the Parent’s stock option plans typically vested 25% per year over four years and expired 10 years from the date of grant. The plan was suspended during 2003 and later terminated due to Pharma Services acquiring all of the issued and outstanding shares of the Parent’s common stock.

The Entity has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pharma Services issued options to purchase 12,500 shares of its common stock to certain of the Entity’s employees during the fourth quarter of 2003. As of August 10, 2004 and December 31, 2003, there are options to acquire 12,500 shares of Pharma Services outstanding. There were no outstanding stock options to acquire the Parent’s common stock as of December 31, 2003 or August 10, 2004.

Pro forma information regarding net income is required by SFAS No. 123, as amended by SFAS No. 148, and has been determined as if the Entity had accounted for the stock options granted by its Parent company and Pharma Services, to the Company’s employees under the fair value method of SFAS No. 123. There were no stock options granted during the period from January 1, 2004 through August 10, 2004. The per share weighted-average fair value of stock options granted during the periods from September 26, 2003 through December 31, 2003, January 1, 2003 through September 25, 2003 and March 22, 2002 through December 31, 2002 was $0.0025, $4.16 and $3.81, respectively, per share on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	September 26, 2003 through December 31, 2003	January 1, 2003 through September 25, 2003	March 22, 2002 through December 31, 2002
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.1%	2.1%	2.1%
Expected volatility	65.0%	40.0%	40.0%
Expected life (in years from end of vesting term)	1.70	0.90	0.85

The Black-Scholes option pricing model was developed for use in estimating the fair value of trade options that have no vesting restrictions and are freely transferable. All available option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the stock options of Pharma Services granted to the Entity’s employees have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not provide a reliable single measure of the fair value of the stock options.

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

The Entity’s portion of the Parent’s stock option activity during the periods indicated is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at March 22, 2002	—	$ —
Granted	110,021	14.86
Exercised	—	—
Canceled	—	—

Outstanding at December 31, 2002	110,021	14.86
Granted	49,759	13.59
Exercised	(738)	9.76
Canceled	(159,042)	14.48

Outstanding at September 25, 2003	—	$ —

The Entity’s portion of the Pharma Services’ stock option activity during the periods from September 26, 2003 through August 10, 2004 is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 26, 2003	—	$ —
Granted	12,500	14.50
Exercised	—	—
Canceled	—	—

Outstanding at December 31, 2003	12,500	14.50
Granted	—	—
Exercised	—	—
Canceled	—	—
Outstanding at August 10, 2004	12,500	$14.50

None of the above Pharma Services options are exercisable at August 10, 2004 and the weighted average remaining life of these options is 9.84 years.

	January 1, 2004 through August 10, 2004	September 26, 2003 through December 31, 2003	January 1, 2003 through September 25, 2003	March 22, 2002 through December 31, 2002
	Successor	Successor	Predecessor	Predecessor
Net income as reported	$6,362,213	$7,357,419	$4,418,924	$ 139,891
Less: pro forma adjustment for stock based compensation, net of income tax	—	—	81,203	119,053
Pro forma net income	$6,362,213	$7,357,419	$4,337,721	$ 20,838

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

NOTE B – INTANGIBLE ASSETS

Details of intangible assets are summarized as follows:

	August 10, 2004			December 31, 2003
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Licenses	$79,448,263	$6,655,668	$72,792,595	$81,224,976	$2,573,352	$78,651,624

Licenses are intangible assets with finite useful lives and therefore continue to be amortized under SFAS 142.

The following relates to the Entity’s intangible assets with finite useful lives:

Amortization Expense

For the period from March 22, 2002 through December 31 2002	$2,335,574
For the period from January 1, 2003 through September 25, 2003	4,183,957
For the period from September 26, 2003 through December 31, 2003	2,483,339
For the period from January 1, 2004 through August 10, 2004	4,082,316

Estimated Amortization Expense

For the period from August 11, 2004 through December 31, 2004	$2,695,792
Year ending December 31, 2005	6,751,592
Year ending December 31, 2006	7,223,371
Year ending December 31, 2007	7,962,772
Year ending December 31, 2008	8,655,207

Estimated amortization expense can be affected by various factors including future acquisitions or divestitures of product and/or licensing and distribution rights.

Intangible assets arose principally from the following significant transactions:

In December 2001, the Parent acquired the license to market SkyePharma’s Solaraze® Gel skin treatment in the United States, Canada and Mexico for 14 years from Bioglan Pharma Plc for a total consideration of $26.7 million. The Entity has a commitment to pay royalties to SkyePharma based on a percentage of net sales of Solaraze® Gel. Pursuant to the license, the Entity may pursue additional indications for the compound, which will be facilitated through the Entity’s ownership rights in the Solaraze® Gel New Drug Application and Investigational New Drug Application.

Effective March 22, 2002, the Parent acquired certain assets of Bioglan Pharma, Inc. for a total consideration of approximately $27.9 million. Under the purchase method of accounting, the results of operations of Bioglan Pharma, Inc. are included in the Entity’s results of operations as of March 22, 2002 and the assets and liabilities of Bioglan Pharma, Inc. were recorded at their respective fair values. The assets included distribution rights to market Adoxa® in the United States for nine years along with other products and product rights that Bioglan Pharma, Inc. had previously marketed, as well as approximately $1.6 million in cash. This acquisition resulted in total intangible assets of $29.3 million. Under certain of the contracts acquired, the Entity has commitments to pay royalties based on a percentage of net sales of the acquired product rights.

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

NOTE C – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	August 10, 2004	December 31, 2003
Furniture and Fixtures	$ 216,164	$ 213,348
Equipment	293,677	303,252
Software	386,750	386,750
Leasehold Improvements	81,194	81,194

	977,785	984,544
Accumulated Depreciation	(335,171)	(104,905)

	$ 642,614	$ 879,639

Assets under capital lease were $62,613 and $65,125 as of August 10, 2004 and December 31, 2003, respectively. Related accumulated depreciation was $19,832, and $6,499 as of August 10, 2004 and December 31, 2003, respectively. No capital leases existed before 2003.

NOTE D – INCOME TAXES

Federal and state income taxes have been computed in the accompanying financial statements as if the Entity were a stand alone taxpayer.

All taxes are paid by the parent company and/or affiliate companies and, accordingly, all tax liabilities related to the Entity are included in the due to affiliates balance.

The provision for income tax expense is as follows:

	January 1, 2004 through August 10, 2004	September 26, 2003 through December 31, 2003	January 1, 2003 through September 25, 2003	March 22, 2002 through December 31, 2002
	Successor	Successor	Predecessor	Predecessor

Current
Federal	$ 100,551	$ (22,478)	$ 700,563	$ 1,121,293
State	10,055	30,150	97,565	119,193
Foreign	969,214	566,611	511,812	(28,194)

	1,079,820	574,283	1,309,940	1,212,292

Deferred
Federal	370,976	258,502	(475,650)	(878,150)
State	37,098	25,850	(47,565)	(87,815)

	408,074	284,352	(523,215)	(965,965)

	$ 1,487,894	$ 858,635	$ 786,725	$ 246,327

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

The difference between the actual Federal income tax expense and the amount computed by applying the prevailing statutory rate to income before income taxes is reconciled as follows:

	January 1, 2004 through August 10, 2004 Successor	September 26, 2003 through December 31, 2003 Successor	January 1, 2003 through September 25, 2003 Predecessor	March 22, 2002 through December 31, 2002 Predecessor

Tax at statutory rate	35.0%	35.0%	35.0%	35.0%

State income tax expense, net of Federal tax effect	0.5	0.3	0.5	6.5
Foreign earnings taxed at different rates	(16.5)	(24.8)	(20.4)	22.3

Total	19.0%	10.5%	15.1%	63.8%

NOTE E – RELATED PARTY TRANSACTIONS

As discussed in Note A, the Parent performed certain services and incurred certain costs for the Entity. Services provided include business development, marketing, finance, and human resources. The costs of the services provided by the Parent have been allocated to the Entity based on the net sales or headcount of the Entity relative to the total net revenues or headcount of the Parent.

Costs allocated to the Entity for these services were $303,656, $124,456, $349,297 and $285,303 for the periods from January 1, 2004 through August 10, 2004, September 26, 2003 through December 31, 2003, January 1, 2003 through September 25, 2003 and March 22, 2002 through December 31, 2002, respectively, and have been reflected in the accompanying statements of operations in management fee and cost share fees.

17

Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

NOTE F – COMMITMENTS AND CONTINGENCIES

1. Leases

The Entity leases certain office space, vehicles and equipment under capital and operating leases. The leases expire at various dates through December 31, 2008. Rental expenses under these agreements were approximately $512,044, $199,115, $515,326 and $561,912 for the periods from January 1, 2004 through August 10, 2004, September 26, 2003 through December 31, 2003, January 1, 2003 through September 25, 2003 and March 22, 2002 through December 31, 2002, respectively.

The following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at August 10, 2004.
Operating Leases Capital Leases

	Operating Leases	Capital Leases
2004	$ 219,872	$ 7,703
2005	522,945	19,939
2006	321,169	12,543
2007	—	7,260
2008	—	5,445
Thereafter	—	—

Total minimum lease payments	$ 1,063,986	52,890

Amounts representing interest		(5,057)

Total principal payments		$ 47,833

2. Distribution Arrangement

The Entity has a distribution arrangement with a third party public warehouse located in Tennessee to warehouse and distribute substantially all of its products. This arrangement provides that the Entity will be billed based on invoiced sales of the products distributed by such party, plus certain additional charges.

3. Legal Proceedings

Specific Litigation

The Entity is involved in the following specific litigation: (1) Biogen, Inc. filed before the Trademark Trial and Appeal Board an opposition to Bioglan Pharmaceuticals Company’s pending BIOGLAN PHARMACEUTICALS & Design trademark application, Serial No. 78/136,606, on September 25, 2003, Opposition No. 91157995, and to Bioglan’s pending BIOGLAN PHARMA INC. & Design trademark application, Serial No. 76/099,139, on September 23, 2003, Opposition No. 91158015. Counsel for Bioglan are in discussions in an attempt to resolve this matter; and (2) Bioglan also has received a demand letter from a former employee, claiming gender discrimination. The employee was terminated in February 2004 for performance reasons. The matter has been settled verbally for an undisclosed amount which has been accrued in the financial statements, and the Entity is waiting for signed documents.

While the Entity’s management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Entity’s financial statements, litigation is subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

General Litigation

The Entity is party to other routine actions and proceedings incidental to its business. There can be no assurance that an adverse determination on any such action or proceeding would not have a material

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Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

adverse effect on the Entity’s business, financial condition or results of operations.

The Entity accounts for legal fees as their services are incurred.

4. Defined Contribution 401(k) Plan

Bioglan participates in the Parent’s defined contribution 401(k) plan whereby the Entity matches employee contributions at varying percentages, set at the discretion of the Board of Directors. For the periods from January 1, 2004 through August 10, 2004, September 26, 2003 through December 31, 2003, January 1, 2003 through September 25, 2003 and March 22, 2002 through December 31, 2002, the Entity expensed $136,550, $28,837, $104,679 and $54,648, respectively, for the matching contributions.

5. Contract Manufacturing Agreements

The Entity has supply and distribution agreements for each of its key products. These suppliers include but are not limited to Patheon Inc., Par Pharmaceuticals, Cardinal Health and DPT Laboratories. These supply and distribution agreements may vary in terms and commitments but may be terminated if the other party commits a material breach of its obligations. There are no minimum purchase requirements. Each supplier delivers product based on a 12 month rolling forecast supplied by the Entity. Product manufacturing pricing typically increases or decreases yearly based on volume and/or Consumer Price Index fluctuations.

6. Guarantee of Parent Debt

In connection with the Pharma Services transaction (see Note A.2), the Parent issued $450,000,000 of 10% Senior Subordinated Notes due 2013. The Parent and all of its wholly owned domestic subsidiaries (“Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, the Company’s obligations under the related indentures (the “Guarantees”). Each Guarantee is subordinated in right of payment to the Guarantors’ existing and future senior debt, including obligations under the senior secured credit facility. Bioglan Pharmaceuticals Company is one of the Guarantors under this debt agreement.

19

Bioglan Pharmaceuticals Operations of Quintiles Transnational Corp.

NOTES TO FINANCIAL STATEMENTS

NOTE G – QUARTERLY FINANCIAL DATA (Unaudited)

The following is a summary of unaudited quarterly results of operations:

	2004
	First Quarter	Second Quarter	July 1, 2004 through August 10, 2004
	Successor	Successor	Successor

Net sales	$13,649,074	$22,334,087	$ 2,234,682

Income (loss) from operations	2,152,366	7,977,870	(797,914)

Income (loss) before income tax expense	627,243	8,593,894	(1,371,030)

NET INCOME (LOSS)	$ 553,764	$ 7,137,338	$ (1,328,889)

	2003
	First Quarter	Second Quarter	July 1, 2003 through September 25, 2003	September 26, 2003 through September 30, 2003	Fourth Quarter
	Predecessor	Predecessor	Predecessor	Successor	Successor

Net sales	$13,711,926	$ 14,838,255	$ 5,342,063	$ 279,795	$ 18,621,700

Income (loss) from operations	3,966,627	3,800,761	(2,561,075)	(67,407)	5,136,002

Income (loss) before income tax expense	4,072,813	4,172,638	(3,039,802)	158,165	8,057,889

NET INCOME (LOSS)	$ 3,457,292	$ 3,542,031	$ (2,580,399)	$ 141,635	$ 7,215,784

		2002
		March 22, 2002 through March 31, 2002	Second Quarter	Third Quarter	Fourth Quarter
		Predecessor	Predecessor	Predecessor	Predecessor

Net sales		$ 338,873	$ 3,526,125	$ 6,321,925	$ 12,082,284

(Loss) income from operations		(80,526)	(2,229,765)	(338,333)	3,057,783

(Loss) income before income tax expense		(80,087)	(2,225,262)	(338,095)	3,029,662

NET (LOSS) INCOME		$ (29,008)	$ (806,004)	$ (122,461)	$ 1,097,364

20